Exhibit 99.1

Safeguard Scientifics’ Portfolio Company, Clarient, Inc., Completes Second Tranche of Private Placement with Oak Investment Partners

Transaction Strengthens Safeguard’s Balance Sheet

WAYNE, Pa.--(BUSINESS WIRE)--May 18, 2009--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that Clarient, Inc. (Nasdaq:CLRT) completed the second tranche of a private placement of up to $50 million in Series A convertible preferred stock with Oak Investment Partners, a multi-stage venture capital firm based in Westport, Connecticut.

Clarient has now placed $40 million in convertible preferred stock with Oak ― the first tranche of the transaction was for $29.1 million and closed March 26, 2009; the second tranche was for $10.9 million and closed May 14, 2009. In addition, Oak may purchase an additional $10 million in convertible preferred shares upon mutual agreement.

Completion of these two tranches allowed Safeguard to recapture approximately $19.5 million in cash from Clarient borrowings under a $30 million mezzanine debt facility with Safeguard. In addition, the completed transaction extinguished this debt facility, released $12.3 million in cash collateral supporting Safeguard guarantees of Clarient debt with third parties, and eliminated any contractual commitment to provide additional capital to Clarient.

“Through this transaction, Safeguard has significantly strengthened its balance sheet and financial flexibility, and highlighted the Company’s ability to drive value in our portfolio companies, despite today’s weak economy,” said Peter J. Boni, President and Chief Executive Officer of Safeguard Scientifics. “The new capital from Oak has enabled Clarient to extinguish all of its outstanding debt, other than for receivable financing, and provides additional working capital to fuel Clarient’s robust top-line growth and geographic expansion. The private placement also propels Clarient toward its goal of achieving profitability in 2009 by eliminating interest expense, fees and amortization for the remainder of the year. What’s more, Clarient and Safeguard gain a well-funded strategic partner in Oak, which realizes a meaningful stake in Clarient as a result of the transaction.”

At March 31, 2009, the market value of Safeguard’s position was approximately $105 million, and today stands at $129 million, compared with $76 million at year-end 2008. The private placement gives Oak effective control of approximately 21% of Clarient outstanding shares, reducing Safeguard’s ownership position to 47%.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE:SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Internet / New Media, Financial Services IT and Healthcare IT, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

About Clarient

Clarient combines innovative diagnostic technologies with world class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services available both onsite and over the web. The Company is also developing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. Clarient is a Safeguard Scientifics, Inc. partner company. www.clarientinc.com

About Oak Investment Partners

Oak Investment Partners is a multi-stage venture capital firm with a total of $8.4 billion in committed capital. The primary investment focus is on high growth opportunities in Broadband Internet and Wireless Communications, Information Technology and Software Outsourced Services, Consumer Internet/New Media, Financial Services Technology, Healthcare Information and Services, Clean Energy, and Retail. Over a 30-year history, Oak has achieved a strong track record as a stage-independent investor funding more than 481 companies at key points in their lifecycles. Oak has been involved in the formation of companies, funded spinouts of operating divisions and technology assets, and provided growth equity to mid- and late-stage private businesses and to public companies through PIPE investments.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and Corporate Communications
T: 610-293-0600
F: 610-672-9521